Exhibit 10(a)

SECOND AMENDMENT TO
DEFERRED SHARE AGREEMENT

THIS SECOND AMENDMENT TO DEFERRED SHARE AGREEMENT (this “Amendment”) is made and entered into as of July 25, 2012, by and between ENERGY FUTURE HOLDINGS CORP. (“EFH Corp.”) and PAUL KEGLEVIC (the “Executive”) for purposes of amending that certain Deferred Share Agreement dated as of July 1, 2008, by and among EFH Corp. and the Executive, as previously amended (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the parties desire to amend the Agreement to provide, under certain circumstances, for acceleration of the time of payment of the Deferred Amount (as defined in the Agreement).

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.Section 1.2(a)(ii) is hereby amended and restated in its entirety as follows:

(ii)Distribution Date. Provided the Executive is vested under Section 1.2(a)(i) above or the conditions set forth in Section 1.1(b) above have been met, the Deferred Amount or the Shares, as applicable, shall be delivered to the Executive on the “Distribution Date”, which, subject to Section 3.3 below, shall be the earliest of the following dates:

(1)the date of the Executive's separation of service for any reason, or, if necessary to meet the distribution requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the date that is six months and one day following such separation; and

(2)the date of a change in the ownership or effective control of EFH Corp., or in the ownership of a substantial portion of the assets of EFH Corp., occurring prior to the Executive's separation from service; and

(3)September 30, 2012,

in each case within the meaning of, and interpreted in a manner consistent with regulations under, Section 409A of the Code.

2.A new Section 3.4 is hereby added to the Agreement to read as follows:

3.4    Section 409A. If the Second Amendment to this Agreement results in the imposition of any interest or additional taxes upon the Executive under Section 409A of the Code (the “Section 409A Excise Tax”), the Executive shall be entitled to a cash payment from EFH Corp. equal to the amount of any such Section 409A Excise Tax payable by the Executive pursuant to Section 409A of the Code, plus all Federal, state and local taxes applicable to EFH Corp.'s payment of such Section 409A Excise Tax, including any additional interest and taxes due under Section 409A of the Code with respect to payments made pursuant to this provision, plus any additional interest and penalties related thereto, such that the net amount retained by the Executive with respect to the Deferred Amount or the Shares shall equal the amount the Executive would have retained if the Section 409A Excise Tax had not been imposed (the “Section 409A Gross-Up Payment”). Calculation of the Section 409A Gross-Up Payment shall be made by EFH Corp. in its sole discretion, after consultation with the Executive, and shall assume that Executive pays federal income tax at the highest marginal rate applicable at the time of calculation. The Section 409A Gross-Up Payment shall be paid by EFH Corp. in its entirety to the United States Treasury on the Executive's behalf at the time of payment of the Deferred Amount or the Shares. EFH Corp. shall properly report the Section 409A Gross-Up Payment to the IRS as withheld income and payroll taxes with respect to the Executive. If, after payment of the Section 409A Gross-Up Payment by EFH Corp. pursuant to this Section 3.4, the Executive is assessed with additional taxes, penalties or interest related to the Section 409A Excise Tax, EFH Corp. will promptly recalculate the Section 409A Gross-Up Payment in its sole discretion after consultation with the Executive and immediately pay in the same manner as the initial Section 409A Gross-Up Payment on behalf of the Executive the excess of such recalculated amount over the Section 409A Gross-Up Payment previously paid. If, after payment of the Section 409A Gross-Up Payment by EFH Corp. pursuant to this Section 3.4, the Executive becomes entitled to receive any refund with respect to the Section 409A Gross-Up Payment, the Executive shall promptly pay to EFH Corp. the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).

3.Section 5.1 is hereby amended and restated in its entirety as follows:

5.1    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party's address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

if to EFH Corp., to:

Energy Future Holdings Corp.
1601 Bryan St., 41st Floor
Dallas, TX 75201
Attention: General Counsel
Facsimile: (214) 812-6032

if to the Executive, at the Executive's address on file with EFH Corp.

4.All other provisions of the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

ENERGY FUTURE HOLDINGS CORP.:

By: /s/ Carie S. Kirby SVP, Human Resources

[Name, Title]

EXECUTIVE:

/s/ PAUL KEGLEVIC

Paul Keglevic

Signature Page to Second Amendment to Deferred Share Agreement